Exhibit 99.1
For Immediate Release
Contact:
Patrick Pedonti
Chief Financial Officer
Tel: +1-860-298-4738
E-mail: investorrelations@sscinc.com
SS&C Technologies Announces Results for Q1 2009
WINDSOR, CT — May 12,2009 — SS&C Technologies, Inc.(www.ssctech.com), a global provider of financial services software and software-enabled services, today announced results for the quarter ended March 31, 2009. Revenue on a GAAP basis for the first quarter of 2009 was $63.7 million. This is a decrease of $4.8 million from revenues over the same period in 2008, with $4.2 million of the decline resulting from the negative impact of foreign exchange. Net income, on a GAAP basis, for the first quarter of 2009, was $3.9 million, an increase of 4% over the same period in 2008.
Adjusted operating income (a non-GAAP financial measure defined in note 1 to the attached Consolidated Condensed Financial Information) was $23.1 million for the three months ended March 31, 2009, compared to $24.6 million in the first quarter of the prior year, a decrease of 6%. GAAP operating income in the first quarter of 2009 was $14.5 million and includes amortization of $7.4 million and stock-based compensation of $1.3 million, compared to $15.8 million of operating income for the same period in 2008, a decrease of 9%. Consolidated EBITDA (a non-GAAP financial measure defined in note 2 of the Consolidated Condensed Financial Information) for the first quarter of 2009 was $25.2 million, compared to $26.8 million in the first quarter of 2008, a decrease of 6%.
Revenues/Operating Income
“SS&C continues to perform in very difficult markets. Many of our largest customers have reduced capital spending and cut back on information technology projects. The assets under management of many of our fund administration clients have shrunk as markets declined and our clients deleveraged. Given this backdrop, a 6% decline in consolidated EBITDA is an excellent result. Our EBITDA margin has remained strong at 39.6% and our decision to reduce our workforce by 9% on November 1, 2008, appears prescient,” said Bill Stone, Chairman and CEO, SS&C Technologies. “While revenue has declined for three straight quarters, we are optimistic this trend will change in Q2. We continue to garner new clients and we are being selected by large, sophisticated organizations for our independence, financial strength and the quality of our service and software offerings.”

Acquisition
“During the first quarter, we acquired the assets and business of Evare, LLC, a Burlington, Massachusetts-based provider for financial data acquisition, transformation and delivery. Financial institutions spend a considerable amount of time each day in gathering disparate data in disparate formats to conduct reconciliations and communicate with various counterparties and customers. Evare’s high powered service and deep understanding of the complexities of these processes offer a broad range of financial service participants considerable operational cost savings,” noted Stone. “Our clients have responded well to this deal and we are working diligently on integrating Securities Valuation Corporation data as well our SSCNet and Recon product to the Evare offerings.”
Balance Sheet and Cash Flow
SS&C ended the quarter with $35.5 million in cash and cash equivalents, and $407.5 million in debt for a net debt balance of $372.0 million. We generated net cash from operating activities of $11.0 million for the three months ended March 31, 2009, compared to $19.4 million for the same period in 2008. This decrease is related in part to an increase in tax payments of $4.3 million. Income taxes paid in the quarter were $7.4 million compared with $3.1 million in same period in 2008. Other items affecting operating cash flow included an increase in accounts receivable DSO and the effect of increased bonus payments in Q1 2009 compared with Q1 2008.
“Our consolidated total leverage, as defined in our senior credit facilities, is now 3.3 times consolidated EBITDA compared to 6.8 times when we went private,” said Stone. “We plan to use cash to acquire new businesses and we are seeing many opportunities to buy great businesses at prices unseen over the past few years. We are very diligent and conservative in evaluating new opportunities and we believe this strategy has delivered excellent financial results, during good times and bad.”
Earnings Call
SS&C’s Q1 2009 earnings call will take place at 11:00 a.m. eastern time on May 13, 2009. The call will discuss Q1 2009 results. Interested parties may dial 877-680-2259 (US and Canada) or 706-679-6413 (International) and request the “SS&C First Quarter 2009 Earnings Call”, conference ID # 99528797. A replay will be available after 1:00 p.m. eastern time on May 13th, until midnight on May 20th, 2009. The dial-in number is 800-642-1687 (US and Canada) 706-645-9291 (International); access code # 99528797.
This press release contains forward-looking statements relating to, among other things, our expected revenue trend for Q2 2009 and our plans to acquire new businesses. Such statements reflect management’s best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the state of the economy and the financial services industry, the Company’s ability to finalize large client contracts, fluctuations in customer demand for the Company’s products and services, intensity of competition from application vendors, delays in product development, the Company’s ability to control expenses, terrorist activities, the Company’s ability to integrate acquired businesses, the effect of the acquisitions on customer demand for the Company’s products and services, and those risks described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Company cautions investors that it may not update any or all of the foregoing forward-looking statements.
About SS&C Technologies
SS&C delivers investment and financial management services and software focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost effectively serves clients in the different industry segments, including: 1) insurance entities and pension funds, 2) institutional asset management, 3) hedge funds and family offices, 4) treasury, banks and credit unions 5) municipal finance, 6) real estate property management, 7) commercial lending and 8) financial markets. Additional information is available at www.ssctech.com.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008
Revenues:
Software licenses	$5,820	$6,655
Maintenance	15,540	16,357
Professional services	5,196	5,268
Software-enabled services	37,166	40,243

Total revenues	63,722	68,523

Cost of revenues:
Software licenses	2,048	2,299
Maintenance	6,474	6,616
Professional services	3,977	3,560
Software-enabled services	20,573	22,448

Total cost of revenues	33,072	34,923

Gross profit	30,650	33,600

Operating expenses:
Selling and marketing	5,228	4,995
Research and development	5,867	6,964
General and administrative	5,082	5,819

Total operating expenses	16,177	17,778

Operating income	14,473	15,822

Interest expense, net	(9,350)	(10,428)
Other income, net	557	225

Income before income taxes	5,680	5,619
Provision for income taxes	1,782	1,883

Net income	$3,898	$3,736

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$35,537	$29,299
Accounts receivable, net	42,750	38,318
Deferred income taxes	233	3,777
Prepaid expenses and other current assets	4,823	4,327

Total current assets	83,343	75,721

Property and equipment, net	13,501	14,030

Goodwill	816,036	822,409
Intangible and other assets, net	207,406	215,193

Total assets	$1,120,286	$1,127,353

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$2,252	$2,101
Accounts payable	1,882	1,821
Income taxes payable	956	4,898
Accrued employee compensation and benefits	3,872	13,640
Other accrued expenses	10,920	11,561
Interest payable	8,868	2,007
Deferred maintenance and other revenue	40,326	30,844

Total current liabilities	69,076	66,872

Long-term debt, net of current portion	405,248	406,625
Other long-term liabilities	9,587	9,991
Deferred income taxes	50,832	56,612

Total liabilities	534,743	540,100

Total stockholder’s equity	585,543	587,253

Total liabilities and stockholder’s equity	$1,120,286	$1,127,353

See Notes to Consolidated Condensed Financial Information.

SS&C TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31, 2009	March 31, 2008
Cash flow from operating activities:
Net income	$3,898	$3,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,573	8,998
Stock compensation expense	1,269	1,289
Amortization of loan origination costs	570	587
Equity losses in long-term investment	—	39
Loss on sale or disposition of property and equipment	2	1
Deferred income taxes	(2,089)	(485)
Provision for doubtful accounts	349	250
Changes in operating assets and liabilities, excluding effects from acquisitions:
Accounts receivable	(4,223)	(2,992)
Prepaid expenses and other assets	208	(654)
Accounts payable	45	635
Accrued expenses	(3,369)	(2,429)
Income taxes payable	(3,869)	(330)
Deferred maintenance and other revenue	9,668	10,747

Net cash provided by operating activities	11,032	19,392

Cash flow from investing activities:
Additions to property and equipment	(102)	(2,906)
Cash paid for business acquisitions, net of cash acquired	(3,550)	—

Net cash used in investing activities	(3,652)	(2,906)

Cash flow from financing activities:
Repayment of debt and acquired debt	(531)	(10,580)
Transactions involving SS&C Technologies Holdings, Inc. common stock	(123)	131

Net cash used in financing activities	(654)	(10,449)

Effect of exchange rate changes on cash	(488)	375

Net increase in cash and cash equivalents	6,238	6,412
Cash and cash equivalents, beginning of period	29,299	19,175

Cash and cash equivalents, end of period	$35,537	$25,587

See Notes to Consolidated Condensed Financial Information.

SS&C Technologies, Inc. and Subsidiaries
Notes to Consolidated Condensed Financial Information
Note 1. Reconciliation of Operating Income to Adjusted Operating Income
Adjusted operating income represents operating income adjusted for amortization of acquisition-related intangible assets and purchase accounting adjustments for deferred revenue and other expenses. Adjusted operating income is presented because we use this measure to evaluate performance of our business and believe it is a useful indicator of the underlying performance of the Company. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three months	Three months
	ended	ended
(in thousands)	March 31, 2009	March 31, 2008
Operating income	$14,473	$15,822
Purchase accounting adjustments	(51)	(79)
Amortization of intangible assets	7,422	7,569
Stock-based compensation	1,269	1,289

Adjusted operating income	$23,113	$24,601

Note 2. Reconciliation of Net Income to EBITDA and Consolidated EBITDA
EBITDA represents net income before interest expense, income taxes, depreciation and amortization. Consolidated EBITDA, defined under our Credit Agreement entered into in November 2005, is used in calculating covenant compliance, and is EBITDA adjusted for certain items. Consolidated EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Consolidated EBITDA are presented because we use these measures to evaluate performance of our business and believe them to be useful indicators of an entity’s debt capacity and its ability to service debt. EBITDA and Consolidated EBITDA are not recognized terms under GAAP and should not be considered in isolation or as an alternative to operating income, net income or cash flows from operating activities. EBITDA and Consolidated EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance. The following is reconciliation between EBITDA and Consolidated EBITDA and net income.

	Three months	Three months	Twelve months
	ended	ended	ended
(in thousands)	March 31, 2009	March 31, 2008	March 31, 2009
Net income	$3,898	$3,736	$18,963
Interest expense, net	9,350	10,428	40,052
Taxes	1,782	1,883	7,045
Depreciation and amortization	8,573	8,998	34,613

EBITDA	$23,603	$25,045	$100,673
Stock-based compensation	1,269	1,289	7,303
Capital-based taxes	334	416	1,130
Acquired EBITDA and cost savings	221	—	2,015
Unusual or non-recurring charges	(472)	(225)	1,233
Purchase accounting adjustments	(51)	(79)	(261)
Other	345	393	1,298

Consolidated EBITDA	$25,249	$26,839	$113,391